FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q3 2009 EPS OF $1.33 AND $1.15 EX-ITEMS
COMPANY SETS ROIC QUARTERLY TARGET;
YTD FREE CASH FLOW EQUALS $5.81 PER SHARE;

AMSTERDAM (21 October 2009) - Core Laboratories N.V. (NYSE: "CLB") reported third quarter 2009 earnings per diluted share of $1.33, down 13% from third quarter 2008 totals, on revenues of $167,802,000, down 17% from the year-earlier quarter.  Net income in the quarter decreased to $30,988,000 from $36,834,000 while operating income decreased 20% to $44,199,000 from year-earlier third quarter totals.  Foreign currency exchange gains and a lower effective tax rate accounted for $0.18 of the quarterly earnings.  Therefore, excluding the impact of these items, Core Lab operations generated $1.15 per diluted share in third quarter 2009 earnings.  Third quarter operating margins, defined as operating income divided by revenue, were 26%.

The Company has established an internal performance target of achieving, every quarter, a return on invested capital (ROIC) in the top decile of the 35 companies listed as its Bloomberg Peers. Based on Bloomberg's calculations for the second quarter of 2009, which is the latest comparable data available, Core’s returns were the highest of its top 35 peer oilfield services companies and more than three times the Peer group average ROIC .

For the third quarter of 2009, Core's Reservoir Description operations, which focus on international crude-oil-related projects, posted modestly lower year-over-year quarterly revenue while operating income totals increased.  Project mix and expense reductions generated higher year-over-year quarterly operating margins.  Large-scale core analyses and reservoir fluids projects continued in Asia-Pacific, the Middle East, and the deepwater areas offshore West Africa and Brazil.

Production Enhancement operations had higher revenues and operating income in the third quarter than in the second quarter of 2009. Increased North American activity and increased penetration of international markets bolstered results.

Reservoir Management operations, also internationally focused, reported slightly higher quarterly revenue and increased operating income and margins compared with the third quarter of 2008.  The Company received the first set of gas-shale cores from recent drilling in central Europe and performed additional work on potential lower Tertiary reservoirs in the deepwater Gulf of Mexico.

For the first nine months of 2009, Core reported revenue of $513,940,000, down 11% from the first three quarters of 2008, and net income of $89,987,000, down 6% year-over-year for the period.  The Company earned $3.88 per diluted share for the first three quarters of 2009 compared with $3.97 per diluted share for the same period last year.

Cash at the close of the first nine months of 2009 totaled a record high of $137,225,000, or approximately $5.90 per diluted share, up 33% from second quarter 2009 levels and up from third quarter 2008 totals by $78,950,000.  During the quarter, the Company also paid out almost $20,000,000 in regular and special dividends.  Year-to-date free cash flow, defined as cash from operations minus capital expenditures, reached a record $134,900,000, or $5.81 per diluted share.  This compares with free cash flow of $124,000,000, or $5.19 per diluted share, that Core generated during the entire year of 2008.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations reported quarterly revenue of $101,475,000, down 9% from last year’s third quarter, and operating income of $26,792,000, up 5% from the year-earlier quarter.  Operating margins were 26%, up 300 basis points from last year’s third quarter margins.

Reservoir Description margins continued to benefit from expense reductions and the   downsizing of its Venezuelan and Nigerian operations over the past three years.  The Company has focused on international development and production-related crude-oil projects almost to the exclusion of more cyclical, exploration-related activities.  Moreover, as Company policy precludes direct participation in risk-inherent, lower-margin, integrated management projects, the Reservoir Description segment has no exposure to Chicontepec projects in Mexico.

Large-scale core analyses, reservoir fluids phase-behavior, and crude-oil testing, inspection, distillation, fractionation and characterization studies continued in the international markets.  Specifically, in the Asia-Pacific region, large projects continued in Malaysia, Indonesia, Australia, and in India, where the Company initiated a multimillion-dollar waterflood study.  Middle East operations in the United Arab Emirates, Qatar and Kuwait realized large increases in demand for Reservoir Description services.  Numerous major projects, one of which included more than 5,000 feet of carbonate cores, continued in both southern and northern Iraq, as international oil companies built the databases needed to evaluate fields for an upcoming licensing round.  Iraqi reservoirs are very complex and will require extensive data sets to evaluate projected production rates and ultimate hydrocarbon recovery factors.  Critical to the successful redevelopment of Iraqi fields will be increasing the ultimate hydrocarbon recovery rates as many fields are currently projected to yield relatively low recovery rates.

Recent high-profile discoveries and developments in the deepwater offshore West Africa resulted in higher work loads for Reservoir Description operations, especially for post-salt projects in offshore Angola blocks 1, 10, 14, 15, 18, and 31, and offshore Gabon.  Core also is active in the recently announced potential Cretaceous turbidite and submarine fan plays offshore Ghana and the Ivory Coast.  These plays could extend westwards, then northwards, into sedimentary basins offshore Liberia, Sierra Leone, and Equatorial Guinea.  Statistically, turbidite and submarine fan reservoirs make up some of the most prolific petroleum reservoirs worldwide.

Production Enhancement

Production Enhancement operations posted third quarter 2009 revenue of $54,398,000, down 31% from the year-earlier quarter but up 5% sequentially from the second quarter.  Operating income also increased sequentially by 1% to $14,627,000, and operating margins were 27%.

Given that North American drilling activity was estimated to be down approximately 50% from the third quarter of 2008, Production Enhancement outperformed its focus market.  Increasing market penetration by the Company’s HEROTM, SuperHEROTM, and SuperHERO Plus+TM lines of perforating charges and concentrated focus on the Haynesville, Marcellus, and Eagle Ford Shale developments were the primary contributors to the segment’s relatively strong performance.  Core’s recently introduced SpectraChem Plus+TM service also continues to gain market acceptance, especially in multi-stage completions in the Bakken oil-shale play.

Outside North America, Production Enhancement operations are providing perforating charges and gun systems to numerous international and national oil companies for use in the completion of oil-producing and potential oil-producing zones throughout Asia-Pacific.  Core’s unique line of perforating charges and gun systems has proved very effective in the various types of clastic and carbonate reservoirs that are prevalent throughout the Asia-Pacific region.

Reservoir Management

Reservoir Management operations posted modest year-over-year third quarter increases in revenue, operating income, and operating margins, reflecting Core’s emphasis on potentially high-return developments and international-related projects.  Revenue increased to $11,929,000, and operating income reached $3,498,000.  Operating margins for the third quarter of 2009 were 29%.

During the quarter, the Company began to receive shale cores from potential gas-shale developments from central Europe.  Basins to be evaluated range from the United Kingdom to the Ukraine and south to Turkey.  Reservoir Management operations initiated its Global Gas Shale Study to examine gas shale potential in central and southern Europe, North Africa, India, China, South America, and Australia, among other regions.  Currently eight international oil companies are participating in the Global Study, and many other companies are reviewing the technical proposal.  Early participants include Esso, Total, Marathon Oil, Hess Corporation, Statoil, and ConocoPhillips.

The Company also continues to expand its Eocene (Lower Tertiary) Provenance Study of the Gulf of Mexico, first referenced in Core’s third quarter 2004 earnings release.  Core is building petrophysical, sedimentological, and mineralogical databases from cores and cuttings samples that are being used to evaluate reservoir quality and project reservoir locations and thicknesses for future drilling.  Recent deepwater discoveries in the Mississippi fan complexes and Perdido fold belts, from Alaminos Canyon, eastward through Keathley Canyon ― which contains the recently announced BP Tiber discovery ― and Walker Ridge, provide evidence of prolific lower Tertiary potential in a wide area of the ultra-deepwater Gulf of Mexico.  The study currently has 23 participants, including BP, ConocoPhillips, ExxonMobil, Chevron, Anadarko, and Devon.

Return On Invested Capital

The Company has established an internal performance target of achieving an ROIC, every quarter, in the top decile of the 35 companies listed as its Bloomberg Peers.  The Company believes that ROIC is a leading performance metric used by shareholders in determining the relative valuation of publicly traded companies.  Further, the Company believes its shareholders will benefit if it consistently performs at the highest ROIC levels among its Bloomberg Peers.  According to financial information from Bloomberg, Core Laboratories’ returns were the highest for any of the 35 peer oilfield service companies listed by Bloomberg.  Moreover, Core’s ROIC was more than three times the oilfield services industry Peer group average according to Bloomberg.  Second quarter 2009 results were the most recent available from Bloomberg for the entire oilfield sector.  Peer companies listed by Bloomberg include Halliburton, Dril-Quip, Superior Energy Services, Schlumberger, Tidewater, Carbo Ceramics, Oil States International, Baker Hughes, BJ Services, Tesco, Weatherford and Key Energy Services among others.  Core will compare oilfield services sector returns for the third quarter in its fourth quarter earnings release.

Free Cash Flow, Cash, Quarterly Dividend, and Special Dividend

For the third quarter of 2009, Core generated approximately $58,600,000 in cash from operations and had $4,700,000 in capital expenditures, yielding a free cash flow of almost $54,000,000, an all-time quarterly high.  Even as the Company continues to work in over 50 countries, Core saw sequential quarterly improvements in receivables, inventories and payables that added to the record quarterly free cash flow levels.  Free cash flow for the first nine months of 2009 reached approximately $134,900,000, or $5.81 per diluted share, both all-time highs over any full year of cash generation. In contrast, Core's average outstanding diluted share count of 23,250,000 is at its third lowest level since the third quarter of 1997.  The Company continues to project 2009 capital expenditures of $15,000,000 to $17,000,000, down from prior guidance of $20,000,000, and down from approximately $31,000,000 in 2008.

Cash balances reached $137,225,000, or $5.90 per diluted share, the highest quarter-ending level ever reported by Core.  In addition, indebtedness, net of cash, was reduced to $101,000,000 from the year-ago total of $242,000,000, a decrease of $141,000,000, or nearly 60%.  Net debt-to-capitalization now stands at approximately 16%.

On 24 August 2009, the Company paid another quarterly cash dividend of $0.10 per share and a special cash dividend of $0.75 per share.  Total cash dividends paid by Core in the quarter were nearly $20,000,000.  Dutch withholding tax was deducted from each dividend at a rate of 15%.

Any determination to declare a future quarterly or special cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.  In addition to dividend payments, Core could use its free cash flow and cash balances to repurchase shares or debt, fund internal growth, or make strategic acquisitions.  Core intends to allocate cash to those activities that the Company believes will yield the highest overall return for its shareholders.

Q4 2009 Earnings Guidance

For the fourth quarter of 2009, Core expects revenue to range between $165,000,000 and $170,000,000 and EPS to range between $1.15 and $1.20.  The midpoint of this guidance would result in operating margins of approximately 26%.  In general, the Company believes that activities, workflows, and operating margins outside North America will remain essentially constant and that North American activity levels will increase slightly in response to moderately increasing natural gas prices.  Recent natural gas production data indicate that North American supply is now decreasing and will continue to decrease over the next several quarters.  In addition, the North American rig count is increasing slightly.

This fourth quarter 2009 guidance excludes any gains or losses that may originate from the repurchase of outstanding debt, any effects of foreign currency translations, and assumes an effective tax rate of approximately 31% to 32%.  In addition, fourth quarter EPS guidance does not consider shares that may be repurchased by the Company or shares that may be added to the share count as related to amounts outstanding on Core’s $300 million Senior Exchangeable Notes.  The Company is unable, at this time, to provide 2010 first quarter guidance with a high degree of confidence.

Adjustment to Senior Exchangeable Notes Exchange Rate

The dividends described herein will result in an adjustment to the Exchange Rate on our Senior Exchangeable Notes. The new exchange rate will be 10.8012 per $1,000 principal amount of the outstanding notes and is effective 26 October 2009.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 22 October 2009. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2008 Form 10-K filed on 20 February 2009, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.  The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	30 September 2009	30 September 2008	30 September 2009	30 September 2008

REVENUES	$167,802	$202,523	$513,940	$579,648

OPERATING EXPENSES:
Costs of services and sales	112,175	134,205	337,204	384,588
General and administrative expenses	6,637	6,857	22,595	22,305
Depreciation and amortization	6,023	5,562	17,637	16,077
Other expense (income), net	(1,232)	726	(6,002)	2,038

OPERATING INCOME	44,199	55,173	142,506	154,640
Interest expense	3,895	4,593	11,535	17,375

INCOME BEFORE INCOME TAX EXPENSE	40,304	50,580	130,971	137,265
Income tax expense	9,189	13,643	40,653	41,034
NET INCOME	31,115	36,937	90,318	96,231
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	127	103	331	283
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$30,988	$36,834	$89,987	$95,948

Diluted Earnings Per Share:	$1.33	$1.53	$3.88	$3.97

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	23,250	24,082	23,211	24,164

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$101,475	$112,037	$307,477	$326,695
Production Enhancement	54,398	78,848	169,512	217,578
Reservoir Management	11,929	11,638	36,951	35,375
Total	$167,802	$202,523	$513,940	$579,648

Operating income (loss):
Reservoir Description	$26,792	$25,531	$83,006	$77,608
Production Enhancement	14,627	26,649	47,370	71,758
Reservoir Management	3,498	3,089	10,460	10,278
Subtotal	44,917	55,269	140,836	159,644
Corporate and other	(718)	(96)	1,670	(5,004)
Total	$44,199	$55,173	$142,506	$154,640

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

ASSETS:	30 September 2009	31 December 2008
	(Unaudited)
Cash and Cash Equivalents	$137,225	$36,138
Accounts Receivable, net	117,981	144,293
Inventories, net	34,317	34,838
Other Current Assets	18,759	20,376
Total Current Assets	308,282	235,645

Property, Plant and Equipment, net	97,966	103,463
Intangibles, Goodwill and Other Long Term Assets, net	184,551	182,427
Total Assets	$590,799	$521,535

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$27,981	$41,588
Other Current Liabilities	57,633	54,102
Total Current Liabilities	85,614	95,690

Long-Term Debt and Lease Obligations	205,377	194,568
Other Long-Term Liabilities	49,749	42,992
Shareholders' Equity	250,059	188,285
Total Liabilities and Shareholders' Equity	$590,799	$521,535

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2009

CASH FLOWS FROM OPERATING ACTIVITIES	$144,914

CASH FLOWS FROM INVESTING ACTIVITIES	(10,846)

CASH FLOWS FROM FINANCING ACTIVITIES	(32,981)

NET CHANGE IN CASH AND CASH EQUIVALENTS	101,087
CASH AND CASH EQUIVALENTS, beginning of period	36,138
CASH AND CASH EQUIVALENTS, end of period	$137,225

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Earnings Per Diluted Share

Three Months Ended
30 September 2009

Earnings per diluted share	$1.33
Foreign exchange gain (net of tax)	(0.02)
Adjust to 32% tax rate	(0.16)
Earnings per diluted share excluding specific items	$1.15

Computation of Cash per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

30 September 2009

Cash and cash equivalents	$137,225

Weighted average diluted common shares	23,250

Cash per diluted share	$5.90

Free Cash Flow

Core uses the non-GAAP measure of free cash flow and free cash flow per diluted share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per diluted share are important measurements because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per diluted share are not measures of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow and free cash flow per diluted share as a measure of liquidity. Moreover, since free cash flow and free cash flow per diluted share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per diluted share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands, except per share data)
(Unaudited)

	Three Months	Nine Months	Twelve Months
	Ended	Ended	Ended
	30 September 2009	30 September 2009	31 December 2008

Net cash provided by operating activities	$58,647	$144,914	$155,207
Less: capital expenditures	(4,674)	(9,994)	(30,950)
Free cash flow	$53,973	$134,920	$124,257

Weighted average diluted common shares	23,250	23,211	23,944

Free cash flow per diluted share	$2.32	$5.81	$5.19

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